UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2018

Oncobiologics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37759	38-3982704
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Clarke Drive Cranbury, New Jersey	08512
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (609) 619-3990

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 22, 2018, Oncobiologics, Inc. (the “Company”) entered into a revised executive employment agreement with its Chief Executive Officer, Chief Financial Officer, President and Secretary, Mr. Lawrence A. Kenyon. As previously disclosed and reported on Form 8-K, in August 2018, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”) and the Board approved certain adjustments to Mr. Kenyon’s compensation arrangement in light of his appointment as Chief Executive Officer. Namely, these adjustments included an increase in his annual base salary from $350,000 to $425,000, and an increase in his annual performance bonus percentage from up to 40% of his base salary as determined by the Board to 50%, in each case retroactively to June 18, 2018 when he began acting as interim Chief Executive Officer. Mr. Kenyon also was granted stock options to acquire 500,000 shares of the Company’s common stock under the Company’s 2015 Equity Incentive Plan (the “Plan”), which options are non-qualified stock options that vest annually over four years, and may be accelerated in the event of a “change in control” (as defined in the Plan) and achievement of a pre-defined objective. Mr. Kenyon is also eligible for additional stock option grants under the Plan for up to an aggregate of 1.7 million shares of the Company’s common stock, which grants are subject to, and will be made effective upon, achievement of certain pre-defined corporate objectives, with four-year vesting and subject to acceleration in the event of a “change in control.”

On October 22, 2018, following review of Mr. Kenyon’s severance and change in control benefits, which were not modified in August 2018, the Compensation Committee recommended, and the Board approved, the amendment of Mr. Kenyon’s executive employment agreement to reflect the prior compensation determinations regarding his salary, target bonus and equity incentives, as well as reflect certain modifications to his severance and change in control benefits.

Accordingly, under Mr. Kenyon’s executive employment agreement, as amended effective October 22, 2018 (the “Executive Employment Agreement”), Mr. Kenyon is entitled to an annual base salary of $425,000, is eligible to receive an annual performance bonus of up to 50% of his annual base salary as determined by the Board, and is eligible for reimbursement of expenses. Mr. Kenyon is also eligible for equity grants under the Company’s equity incentive plans, including the grant of stock options for up to an aggregate 1.7 million shares of the Company’s common stock, which grants are subject to, and will be made effective upon, achievement of certain pre-defined corporate objectives, in each case with four-year vesting and subject to acceleration in the event of a “change in control.” Under the Executive Employment Agreement, if Mr. Kenyon’s employment is terminated without “cause” or if he resigns for “good reason” (as each such term is defined in the Executive Employment Agreement), subject to his execution of a separation agreement with an effective release of claims in favor of the Company and continued compliance with certain restrictive covenants set forth in the Executive Employment Agreement and a proprietary information, inventions, non-solicitation and non-competition agreement (the “PIIA”), Mr. Kenyon is entitled to continued payment of his base salary for 12 months following the termination, 100% of his target bonus for the calendar year of termination paid in a lump sum, employee benefit coverage for up to 12 months, full vesting of 50% of his then unvested equity awards, and reimbursement of expenses owed to him through the date of his termination. If Mr. Kenyon’s employment is terminated by the Company or any successor entity (provided such successor entity either assumes Mr. Kenyon’s equity awards or substitutes similar equity awards) without “cause” or if he resigns for “good reason” within two months prior to or within 12 months following a “change in control,” subject to his execution of a separation agreement with an effective release of claims in favor of the Company and continued compliance with certain restrictive covenants set forth in the Executive Employment Agreement and the PIIA, he is entitled to continued payment of his base salary for 18 months, 150% of his annual target bonus for the calendar year of termination paid in a lump sum, employee benefit coverage for up to 18 months, and reimbursement of expenses owed to him through the date of his termination. Additionally, 100% of his then unvested equity awards shall become fully vested.

The foregoing description of Mr. Kenyon’s Executive Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of such agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Executive Employment Agreement between Oncobiologics, Inc. and Lawrence A. Kenyon, dated October 22, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oncobiologics, Inc.

Date: October 26, 2018	By:	/s/ Lawrence A. Kenyon
Lawrence A. Kenyon
Chief Executive Officer and Chief Financial Officer